SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2006

ACTIVE POWER, INC.

(Exact Name of Registrant as Specified in Its Charter)

000-30939

(Commission File Number)

Delaware	74-2961657
(State of Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12, Austin, Texas	78758
(Address of Principal Executive Offices)	(Zip Code)

(512) 836-6464

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 10, 2006, Active Power, Inc. entered into two Stock Issuance Agreements with Jim Clishem, its President and Chief Operating Officer, that set forth the terms and conditions of two separate grants of 50,000 restricted shares of our common stock to Mr. Clishem pursuant to his promotion as our President and Chief Operating Officer in November 2005.

Under the first Stock Issuance Agreement, Mr. Clishem purchased 50,000 restricted shares of our common stock for a purchase price of $0.001 per share, subject to our right to repurchase those shares. Our repurchase rights shall terminate, and the shares shall vest in full upon Mr. Clishem’s completion of one year of service as President and Chief Operating Officer of Active Power on November 4, 2006.

Under the second Stock Issuance Agreement, Mr. Clishem purchased 50,000 restricted shares of our common stock for a purchase price of $0.001 per share, subject to our right to repurchase those shares. Our repurchase rights shall terminate and the shares shall vest at the sole discretion of the Compensation Committee of our Board of Directors. The Compensation Committee intends for the vesting determination to be made based on Active Power’s and Mr. Clishem’s performance through November 4, 2006. In the event the Compensation Committee does not elect to vest all or any of the shares by November 4, 2006, Active Power will be entitled to repurchase any unvested shares on such date. Any shares that Active Power has not repurchased by November 5, 2006 will vest in full and our repurchase right will lapse.

Item 9.01. Exhibits and Financial Statements.

(c)	Exhibits

Exhibit 99.1	Stock Issuance Agreement Between Active Power, Inc. and Jim Clishem dated March 10, 2006

Exhibit 99.2	Stock Issuance Agreement Between Active Power, Inc. and Jim Clishem dated March 10, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Dated: March 14, 2006	By:	/s/ Joseph F. Pinkerton III
Joseph F. Pinkerton III Chairman of the Board and Chief Executive Officer